EXHIBIT 99.1

IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2018 Third Quarter Results

•	Quarterly revenue of $9.4 million increased 10% over the prior year third quarter

•	Unused Medication solutions business increased 111%; represents over 20% of total Company billings

•	Route-based business increased 15%

•	Unused medication management and route-based services represented over 40% of the Company’s March 2018 quarter customer billing

•	MedSafe collection receptacles installed base of 2,173 units versus 876 a year ago

•	Retail market billings increased 104%

HOUSTON, Texas, April 25, 2018 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the third quarter and first nine months of fiscal year 2018, which ended March 31, 2018.
Revenue in the third quarter of fiscal 2018 increased 10% to $9.4 million, as compared to revenue of $8.6 million in the same prior year quarter, with gross margin of 24%, a decline from gross margin of 27% in the third quarter of fiscal 2017. Gross margin was adversely impacted in the third quarter by unplanned incremental costs associated with the Company’s treatment facility and route based operations in the Northeast related to severe winter storms. The gross margin also reflects a lower margin on unused medication collection receptacles related to the launch of a major new program. The Company reported an operating loss of $0.7 million in the third quarter of fiscal 2018, compared to an operating loss of $0.6 million in the third quarter of fiscal 2017. Sharps recorded a net loss of $0.8 million or ($0.05) per basic and diluted share in the third quarter of fiscal 2018, compared to a net loss of $0.7 million or ($0.04) per basic and diluted share in the third quarter of fiscal 2017.
David P. Tusa, President and Chief Executive Officer of Sharps, stated, “The revenue and billings growth in the March quarter was driven by stronger sales of our unused medication treatment solutions including the MedSafe and growth in our route-based medical waste pick-up business. The proper management of unused medications, including controlled substances, remains a national concern and represents what we believe to be an estimated $1 billion market opportunity with Sharps Compliance as the leader in penetrating this market. Billings contribution related to unused medications doubled in the quarter from 10% to 20% of total billings.
“We saw continued momentum in our route-based business which grew by 15% and contributed 21% of billings in the third quarter. We believe our ability to provide customers with cost-efficient solutions, be it pick-up, mailback or a combination thereof, reasonable contract terms, online training and tracking tools plus great customer service and superior regulatory support, positions us very well to capture additional market share of the small to medium quantity medical waste management business across the country.”

Strategic Transformation
Tusa added, “I believe it’s important to highlight the fact that over 40% of our customer billings for the March quarter were generated by solution offerings launched over the past two years. This strategic move was a result of a number of factors including recognizing that we could not grow a company based primarily on a seasonal, unpredictable and uncontrollable flu season mailback business. We also recognized that we needed complementary solutions that could be sold into our existing and prospective customer base to accelerate our penetration rate in the medical waste management business. Additionally, we saw the opportunity to expand our offerings to include unused medication management at a time when the country is looking for solutions to facilitate proper disposal of unused medications including controlled substances and to help the country address the opioid crisis."
Third Quarter Review
Professional market billings increased 7% to $3.2 million in the third quarter of fiscal 2018 compared to $3.0 million in the prior year period. This increase represents organic growth related to the Company’s focus on securing customers from the small to medium quantity generator sector, made up of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who typically use a combination of the cost-effective and convenient Sharps Recovery System™ and the Company’s route-based pick-up services. The Company’s inside and online sales channel, which primarily targets the Professional and Government markets, realized a 24% increase in billings to $1.9 million in the fiscal 2018 third quarter as compared to $1.5 million in the same prior year period.
Retail market billings increased 104% to $1.6 million compared with $0.8 million in the prior year period, reflecting significantly increased order activity for the unused medication solutions including the MedSafe in the Retail pharmacy market.
Pharmaceutical Manufacturer billings decreased 29% to $1.0 million in the third quarter of fiscal 2018 compared to $1.4 million in the third quarter of fiscal 2017. The decrease is related to the timing of inventory builds for patient support programs.
Assisted Living market billings grew 5% to $0.7 million for the third quarter of fiscal 2018 and third quarter 2018 Home Health Care billings remained consistent at $1.9 million.
Government billings increased 23% to $0.5 million in the third quarter of fiscal 2018. Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement, consistent with the third quarter of fiscal 2017. MedSafe related orders to the government market were $0.3 million for the third quarter of fiscal 2018, an increase over billings in the third quarter of fiscal 2017 which were $0.2 million.

Additional Operating Results
SG&A of $2.8 million, or 30% of revenue, for the third quarter of fiscal 2018 was consistent with SG&A of $2.8 million, or 32% of revenue, in the third quarter of the prior year.
Sharps recorded an EBITDA loss of ($0.3 million) in the third quarter of fiscal 2018 as compared to EBITDA loss of ($0.2 million) in the third quarter of fiscal 2017. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release).

First Nine Months 2018 Review
Sharps recorded revenue of $30.2 million in the first nine months of 2018, an increase of 9% compared to revenue of $27.8 million in the first nine months of 2017. Customer billings increased 9% to $30.0 million in the first nine months of fiscal 2018. Professional billings increased 9.3% to $9.6 million in the first nine months of fiscal 2018 as compared to $8.8 million in the prior year period. In the first nine months of fiscal 2018, Retail billings increased 25% to $5.6 million as compared to $4.5 million in the first nine months of fiscal 2017. Pharmaceutical Manufacturer billings decreased 13% to $4.0 million in the first nine months of 2018 as compared to $4.6 million in the first nine months of fiscal 2017. Home Health Care billings increased 4% to $6.0 million in the first nine months of fiscal 2018 as compared to $5.8 million in the prior year period.  Assisted Living billings increased 5% to $1.9 million in the first nine months of fiscal 2018. Government billings increased 19% to $1.5 million in the first nine months of fiscal 2018 as compared to $1.2 million in the prior year period.
Gross margin for the first nine months of fiscal 2018 was 28.0%, down slightly as compared to 29.5% in the first nine months of fiscal 2017. Nine-month gross margin was impacted by unplanned incremental costs associated with winter storms in the Northeast and the lower margin associated with the launch of a new unused medication program detailed above. SG&A expense was reduced by 11% to $8.3 million in the first nine months of fiscal 2018. The first nine months of the prior year included $0.7 million of one-time expenses related to Sharps’ acquisition of Citiwaste. Without these costs, SG&A for the first nine months of fiscal 2017 was $8.7 million. The decrease in adjusted SG&A of $0.3 million reflects the impact of cost savings initiatives launched in the second quarter of fiscal 2017. The Company recorded an operating loss of $0.5 million in the first nine months of fiscal 2018 as compared to an operating loss of $1.8 million in the first nine months of fiscal 2017.
Net loss for the first nine months of fiscal 2018 was $0.5 million or ($0.03) per basic and diluted share, compared to a net loss of $1.9 million or a net loss of ($0.12) per basic and diluted share in the first nine months of fiscal 2017.  During the first nine months of 2017, the Company recorded approximately $0.7 million in acquisition related expenses associated with the completion of its acquisition of Citiwaste. Excluding these acquisition related expenses, on a non-GAAP basis, the Company reported an adjusted net loss of $1.2 million or ($0.07) per diluted share in the first nine months of 2017. (See Supplemental Reconciliation of GAAP to Non-GAAP Net Loss Per Share in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet
Cash and cash equivalents were $5.5 million at March 31, 2018 compared to $4.7 million at June 30, 2017. The Company had working capital of $10.4 million at March 31, 2018 compared to $10.5 million at June 30, 2017.
Looking Forward
Mr. Tusa concluded, “We continue to position the Company as a comprehensive service provider to multiple markets, offering many solutions including medical waste management via a mail back or pick-up and market leading unused medication management solutions, through our TakeAway Medication Recovery System Envelope or our MedSafe collection receptacle and liner program. We believe each of these markets represents an estimated $1 billion opportunity with Sharps Compliance positioned as a leading provider thereby creating a significant and unique opportunity for the Company."

Third Quarter Fiscal Year 2018 Webcast and Conference Call
The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.
The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through May 25, 2018. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 28129. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twenty-three (23) state region of the South, Southeast and Northeast portions of the United States.
More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP Measures
This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties.

EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Phone: (203) 972-9200 Email: jnesbett@institutionalms.com
FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	2018	2017	% Change	2018	2017	% Change

Revenue	$9,427	$8,588	9.8%	$30,229	$27,826	8.6%

Cost of revenue	7,131	6,236	14.4%	21,774	19,620	11.0%
Gross profit	2,296	2,352	(2.4)%	8,455	8,206	3.0%
Gross margin	24.4%	27.4%		28.0%	29.5%
SG&A expense	2,800	2,790	0.4%	8,346	9,388	(11.1)%
Depreciation and amortization	203	200		608	600

Operating Loss	(707)	(638)		(499)	(1,782)
Operating margin	(7.5)%	(7.4)%		(1.7)%	(6.4)%

Interest income	5	4		15	12
Interest expense	(23)	(34)		(70)	(92)
Total other expense	(18)	(30)		(55)	(80)

Loss before income tax expense (benefit)	(725)	(668)		(554)	(1,862)
Income tax expense (benefit)	32	—		(28)	—
Net Loss	$(757)	$(668)		$(526)	$(1,862)

Net Loss Per Share
Basic and diluted	$(0.05)	$(0.04)		$(0.03)	$(0.12)

Weighted Average Shares Outstanding
Basic and Diluted	16,082	15,994		16,046	15,930
Diluted	16,082	15,994		16,046	15,930

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	June 30,
	2018	2017

ASSETS:
Current assets:
Cash and cash equivalents	$5,499	$4,675
Accounts receivable, net	6,103	7,553
Inventory, net	4,163	4,098
Prepaid and other current assets	761	694
Total current assets	16,526	17,020
Property, plant and equipment, net	6,538	6,543
Other assets	159	120
Goodwill	6,735	6,735
Intangible assets, net	3,648	4,046
Total assets	$33,606	$34,464

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,836	$1,710
Accrued liabilities	1,618	1,800
Current maturities of long-term debt	558	601
Deferred revenue	2,107	2,421
Total current liabilities	6,119	6,532
Long-term deferred revenue, net of current portion	475	478
Other long-term liabilities	199	165
Long-term debt, net of current portion	1,594	2,002
Total liabilities	8,387	9,177
Stockholders’ equity	25,219	25,287
Total liabilities and stockholders' equity	$33,606	$34,464

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2018	% Total	2017	$ Change	%
BILLINGS BY MARKET:
Professional	$3,178	34.9%	$2,982	$196	6.6%
Home Health Care	1,872	20.5%	1,873	(1)	(0.1)%
Retail	1,640	18.0%	806	834	103.5%
Pharmaceutical Manufacturer	973	10.7%	1,377	(404)	(29.3)%
Assisted Living	657	7.2%	625	32	5.1%
Government	520	5.7%	424	96	22.6%
Environmental	44	0.5%	149	(105)	(70.5)%
Other	232	2.5%	195	37	19.0%
Subtotal	$9,116	100.0%	$8,431	$685	8.1%
GAAP Adjustment *	311		157	154
Revenue Reported	$9,427		$8,588	$839	9.8%

	Nine-Months Ended March 31,
	2018	% Total	2017	$ Change	%
BILLINGS BY MARKET:
Professional	$9,634	32.1%	$8,817	$817	9.3%
Home Health Care	5,987	19.9%	5,760	227	3.9%
Retail	5,621	18.7%	4,507	1,114	24.7%
Pharmaceutical Manufacturer	3,972	13.2%	4,568	(596)	(13.0)%
Assisted Living	1,882	6.3%	1,789	93	5.2%
Government	1,484	4.9%	1,245	239	19.2%
Environmental	815	2.7%	291	524	180.1%
Other	636	2.2%	567	69	12.2%
Subtotal	$30,031	100.0%	$27,544	$2,487	9.0%
GAAP Adjustment *	198		282	(84)
Revenue Reported	$30,229		$27,826	$2,403	8.6%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2018	% Total	2017	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$4,291	47.1%	$4,840	$(549)	(11.3)%
Route-Based Pickup	1,888	20.7%	1,641	247	15.1%
Unused Medications	1,832	20.1%	867	965	111.3%
Third Party Treatment	44	0.5%	149	(105)	(70.5)%
Other	1,061	11.6%	934	127	13.6%
Total Billings By Solution	$9,116	100.0%	8,431	$685	8.1%

	Nine-Months Ended March 31,
	2018	% Total	2017	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$16,420	54.7%	$17,379	$(959)	(5.5)%
Route-Based Pickup	5,479	18.2%	4,686	793	16.9%
Unused Medications	4,321	14.4%	2,400	1,921	80.0%
Third Party Treatment	815	2.7%	291	524	180.1%
Other	2,996	10.0%	2,788	208	7.5%
Total Billings By Solution	$30,031	100.0%	27,544	$2,487	9.0%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2018	% Total	2017	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$4,870	53.4%	$4,475	$395	8.8%
Distributors	2,385	26.2%	2,457	(72)	(2.9)%
Inside and Online Sales	1,861	20.4%	1,499	362	24.1%
Total Billings By Channel	$9,116	100.0%	$8,431	$685	8.1%

	Nine-Months Ended March 31,
	2018	% Total	2017*	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$16,338	54.4%	$15,142	$1,196	7.9%
Distributors	8,472	28.2%	8,107	365	4.5%
Inside and Online Sales	5,221	17.4%	4,295	926	21.6%
Total Billings By Channel	$30,031	100.0%	$27,544	$2,487	9.0%

*Certain prior year amounts have been reclassified to conform to current year presentation.

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Loss to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Net Loss	$(757)	$(668)	$(526)	$(1,862)

Income tax expense (benefit)	32	—	(28)	—
Interest expense, net	18	30	55	80
Depreciation and amortization	390	392	1,174	1,100

EBITDA	$(317)	$(246)	$675	$(682)

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Loss Per Share*
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Net Loss	$(757)	$(668)	$(526)	$(1,862)

Diluted net loss per share	$(0.05)	$(0.04)	$(0.03)	$(0.12)

Adjustments:
Acquisition costs	—	—	—	702

Adjustments	—	—	—	702

Adjusted Net Loss	$(757)	$(668)	$(526)	$(1,160)

Adjusted diluted net loss per share	$(0.05)	$(0.04)	$(0.03)	$(0.07)

*In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company defines adjusted net income as net income plus or minus certain nonrecurring transactions such as acquisition costs, executive severance costs, significant legal settlements and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.